From: Jon Mooney <Jon.Mooney@mia.com.au>
Date: July 16, 2013, 8:06:27 PM EDT
To: "p.adderton@mandalaydigital.com" <p.adderton@mandalaydigital.com>, Andrew Schleimer <aschleimer@trinadcapital.com>
Cc: "andrew.kitchen@imadlak.com" <andrew.kitchen@imadlak.com>
Subject: Email confirmation re Amendment #1 to Convertible Note Deed

Peter & Andrew,

For added clarity, this email confirms our agreement, as of July 11, 2013, that notwithstanding anything to the contrary in Amendment No. 1, dated and effective July 11, 2013, by and between Digital Turbine Australia Pty. Ltd, Zingo (Aust) Pty and Mandalay Digital Group, Inc. (the “Company”), under no circumstances will the Amendment obligate the Company to issue any shares to the extent that as a result thereof more than 19.99% of the common stock or voting power outstanding immediately before the enactment of Amendment 1 are (a) issued in the aggregate pursuant to Amendment 1 or the transactions contemplated thereby or (b) owned by any New Stockholder (or any affiliate thereof, or any group of such New Stockholder and their affiliates).

In addition, Zingo (Aust) Pty. agrees and acknowledges that the Formula in Section 6 of the Amendment No. 1 is as follows:

N = RP x (A x B) / OP

Whereby "OP" means the Offered Price as such term is defined in the Amendment No. 1.

Regards,

Jon Mooney

For and behalf of Zingo (Aust) Pty Ltd

IRS CIRCULAR 230 DISCLOSURE: To comply with requirements imposed by the Department of the Treasury, we inform you that any U.S. tax advice contained in this communication (including any attachments) is not intended or written by the practitioner to be used, and that it cannot be used by any taxpayer, for the purpose of (i) avoiding penalties that may be imposed on the taxpayer, and (ii) supporting the promotion or marketing of any transactions or matters addressed herein. For information about this legend, go to http://www.manatt.com/Expertise.aspx?id=4870